Exhibit 99.1

NEWS RELEASE

CONTACT:

Investors and Media:

Brendan Harrington, Interim Chief Executive Officer

(716) 887-7244

CTG NAMES CLIFF BLEUSTEIN PRESIDENT

AND CHIEF EXECUTIVE OFFICER

BUFFALO, N.Y. — March 13, 2015 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced that its Board of Directors has elected Cliff Bleustein to serve as the Company’s next President and Chief Executive Officer and a member of the Board of Directors with an effective date of April 6, 2015.

Concurrent with this appointment, Brendan M. Harrington, Interim CEO, will return to his position as Chief Financial Officer, Filip J.L. Gydé, Interim Executive Vice President of Operations, will return to his position as Senior Vice President and General Manager, CTG Europe, and John M. Laubacker, Interim CFO, will return to his position as Treasurer. Messrs. Harrington, Gydé and Laubacker were appointed to their respective interim positions following the death of CEO James R. Boldt in October 2014.

Bleustein, 45, joins CTG from Dell Services, where he has served as Chief Medical Officer and Global Provider Solutions Leader since October 2014. He joined Dell Services in March 2013 as Managing Director & Global Head of Healthcare Consulting and was named Chief Medical Officer and Global Head of Healthcare Consulting in July 2014. Prior to his career at Dell Services, Bleustein was a director in the health industries advisory practice at PricewaterhouseCoopers where between 2009 and 2013 he focused on sales and delivery of PwC’s consulting services to healthcare providers.

“After an extensive search, conducted with the guidance of a nationally recognized executive search firm, I am pleased to announce Cliff’s appointment as CTG’s next President and CEO,” said Daniel J. Sullivan, Chairman of the Board of Directors of CTG. “Cliff is a renowned thought leader on health information technology with a keen interest in revolutionizing the way healthcare is managed. During his impressive career, he has provided direct patient care, served as a healthcare mentor, conducted medical research, and advised healthcare organizations on business strategies, operational improvements and resource optimization. Cliff has managed consulting services in ICD-10, revenue cycle management, and accountable care, among many other areas, and has been instrumental in growing EHR implementation and optimization practices involving a variety of software solutions, including the Epic, Cerner and Meditech systems. Cliff’s passionate vision of a more efficient, results-oriented healthcare system along with his breadth of experience will serve CTG well as we continue to position the Company to take advantage of the information technology transformation occurring in healthcare and lead CTG towards profitable growth.”

“I am honored and excited to lead a company with CTG’s reputation for quality and innovation,” said Cliff Bleustein. “I believe CTG’s strategic, long-term focus on the changing healthcare landscape has created a strong framework on which we will build our future success. CTG’s managed IT staffing business maintains strong relationships in the United States and Europe and I look forward to continuing to serve all of our clients’ extensive IT needs. We’ll continue to focus on expanding our revenue and profit contribution through managed services by targeting high volume corporate users of external IT talent where CTG is a preferred supplier. Also, in addition to building our European healthcare business, we’ll continue to focus on expanding our business in the government and financial services markets in our European geographies. With a strong management team, proven offerings targeted to the healthcare and other vertical markets, and an enduring IT staffing model that has proven successful over the years, I am confident we will meet our challenges, grow our revenue and improve profitability thereby creating value for our shareholders.”

Bleustein began his professional career in 1996 as a general surgery resident at New York Hospital Medical Center of Queens. He served as a urology resident at Montefiore Medical Center from 2000 to 2004, when he joined Urology Specialty Care from 2004 to 2007 and earned his board certification as a urologist. Bleustein also served as a visiting research fellow at Weill Medical College of Cornell University from 1998 to 2000 and an assistant clinical professor of urology at Albert Einstein College of Medicine of Yeshiva University from 2004 to 2007. He has been an adjunct professor of economics at New York University’s Leonard N. Stern School of Business since 2008. He earned a bachelor’s degree in psychology at the University of Wisconsin – Madison, a doctor of medicine degree at the Medical College of Wisconsin and a master’s degree in business administration from the Stern School of Business.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary analytics solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, business strategy and expectations for 2015, and statements related to cost control, new business opportunities, business wins, market demand, and other attributes of the Company. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified

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professional staff, the demand for the Company’s services, feedback from existing and potential new customers, current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the dependence on orders from certain customers and their degree of concentration, the uncertainty of customers’ implementation of cost reduction projects, the effect of healthcare reform mandates and initiatives, the mix of work and revenue between staffing and solutions, currency exchange risks, and new changes in government regulations and laws that affect the IT industry and the industries in which the Company’s clients operate. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2014 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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